                                EXHIBIT (z)(1)

               Summaries of appraisals referred to in the Offer
            to Purchase in Section 13 ("Background of the Offer").

                                      (a)

                                   Cedar Rim
                              Renton, Washington

                               EXECUTIVE SUMMARY


Effective Date of Value:          March 26, 1996

Project Name:                     Cedar Rim Apartments

Property Location:                7926 110th Avenue Southeast
                                  Newcastle, Washington

Owner of Record:                  Consolidated Capital Institutional Properties

Assessor's Parcel Number:          334330-0800-0

Site Area:                        Approximately 4.37 acres of 190,300 square
                                  feet

Total Rentable Area:              108,150 square feet

Average Unit Size:                1,050 square feet

Property Description:             As of the site inspection date, the subject
                                  property was improved with a 104-unit
                                  apartment complex (with one unit utilized as the leasing office and clubhouse).
                                  Constructed in 1981, the project features a total of thirteen four-story residential structures all of which employ wood-frame and stucco structual systems over concrete slab foundations. On-site parking at the subject is provided through 104 open asphalt paved parking spaces. The unit mix of the complex includes five (5) two bedroom/one bathroom units and ninety-eight (98) two bedroom/two bathroom apartments all of which feature a 1,050 square foot area measure. Each apartment is equipped with a refrigerator, combination oven/range, dishwasher, garbage disposal, mini-blind window treatments, walk-in closets, and a private patio or balcony. Furthermore, all units contain a fireplace, washer/dryer units and electric baseboard heating systems; all of the upper level apartments (floors 2 through 4) also contain an additional private balcony. The community amenity package at the complex includes a swimming pool, spa, and a clubhouse building which contains a fitness center and tanning salon. As of the date of the site inspection, the subject featured an 88.3% occupancy.

                               EXECUTIVE SUMMARY


Assessed Values (1995-96):        Land:                       $761,200
                                  Improvements:             $4,035,500
                                                            ----------
                                  Total:                    $4,796,700

Tax Rate (1995-96):               1.3795449%

Base Real Estate Taxes:           $66,172.63

Special Assessment:               County Surface Water:      $1,820.64
                                  Conservation:                  $1.25
                                                            ----------
                                  Total                      $1,821.89

Current Real Estate Taxes and
Special Assessments (1995-96):    $67,994.52

Zoning:                           R-24 (High Density Residential), City of
                                  Newcastle, Washington



Property Rights Appraised:        Fee Simple Estate

Property Inspection:              A physical inspection of the property was
                                  performed on March 26, 1996 by Joham Tavera, an associate at Joseph J. Blake and Associates, Inc. Subsequently, Brad Paul, MAI
                                  Vice President/Principal of Joseph J. Blake and Associates, Inc. inspected the property.

Highest and Best Use:             As improved with the existing apartment
                                  complex.

                                      (b)

                                  City Heights
                              Seattle, Washington

                               EXECUTIVE SUMMARY


Effective Date of Value:          March 26, 1996

Project Name:                     City Heights Apartments

Property Location:                1311 12th Avenue South
                                  Seattle, Washington

Owner of Record:                  Consolidated Capital Institutional Properties

Assessor's Parcel Number:          766010-0005-0

Site Area:                        Approximately 1.57 acres of 68,213 square
                                  feet

Total Rentable Area:              94,203 square feet

Average Unit Size:                897 square feet

Property Description:             As of the site inspection date, the subject
                                  property was improved with a 105-unit
                                  apartment complex. Constructed in 1985, the project features a total of seven four-story residential structures which employ a wood-frame construction design over concrete slab foundations. In addition, the property contains a single-story leasing office of cobblestone construction which features a 1914 developement date. This building, along with a cobblestone milk cooler which is also located on the site, have been designated as historical landmarks by the City of Seattle's
                                  Department of Community Developement Office of Urban Preservation. On-site parking at the project is provided through a gated subterranean garage which contains 148 spaces. The unit mix of the complex includes ninety-four (94) two bedroom/one bathroom units (867 square feet) and eleven (11) two bedroom/two bathroom apartments (1,155 square feet). Each apartment is equipped with a refrigerator, combination oven/stove, dishwasher, garbage disposal, baseboard electric heaters, mini-blind window treatments, walk-in closets, and a private patio or balcony. Furthermore, all units contain a wood-burning fireplace and washer/dryer units. The

                                  EXECUTIVE SUMMARY

Property Description (cont.):      community amenity package at the complex
                                   includes a heated outdoor swimming pool and spa. As of the date of the site inspection, the subject property was 100% occupied.

Assessed Values (1995-96):         Land:                   $818,000
                                   Improvements:         $4,915,000
                                                         ----------
                                   Total:                $5,733,000

Tax Rate (1995-96):                1.296251%

Base Real Estate Taxes:            $74,314.07

Direct Assessments:                County Surface Water:    $659.90
                                   Conservation:              $1.25
                                                            -------
                                   Total:                   $661.15

Current Real Estate Taxes and
Special Assessments (1995-96):     $74,975.22

Zoning:                            L-3 (High Density Residential), City of
                                   Seattle, Washington

Property Rights Appraised:         Fee Simple Estate

Property Inspection:               A physical inspection of the property was
                                   performed on March 26, 1996 by Joham
                                   Tavera, an associate at Joseph J. Blake and Associates, Inc. Subsequently, Brad Paul,
                                   MAI Vice President/Principal of Joseph J.
                                   Blake and Associates, Inc. inspected the property.

Highest and Best Use:              As improved with the existing apartment
                                   complex.

                                      (c)

                            Hidden Cove by the Lake
                              Belleville, Michigan

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Property Name:                    Hidden Cove Apartments

Location of Property:             46020 Lake Villa Drive, City of Belleville,
                                  Van Buren Township, Wayne County, Michigan

Purpose of the Appraisal:         To estimate the Market Value of the subject.

Property Rights Appraised:        Fee Simple Estate

Highest and Best Use:             As Vacant-To develop for multi-family use.

                                  As Improved-Considered to be that of the existing improvements.

Site Data and Zoning:             The subject parcel is irregular in shape and
                                  contains approximately 7.85 acres of land.
                                  The site is zoned RM Multi-Family
                                  Development by the Township of Van Buren.

Improvement Data:                 The subject consists of 120 dwelling units
                                  totaling 116,300 square feet of net
                                  rentable area. The structural improvements consist of 5 residential buildings. Exterior finish consists of brick veneer with some wood siding, pitched roofs, and concrete slab foundations. The improvements were completed in 1969. Additional amenities include a swimming pool, playground, asphalt parking areas, concrete walkways, and landscaping.

Tenant Data:                      The Hidden Cove Apartments cater primarily
                                  to adults and families employed in the
                                  surrounding area. Leases are typically
                                  signed for 12-month terms. The subject is reportedly 92% occupied as of the date of inspection.

Date of Value Estimate:           March 21, 1996

SUMMARY OF STABILIZED PRO FORMA:


                                  Totals           Per Unit
     Potential Gross Income     $1,003,800          $8,365
     Vacancy & Credit Loss         (60,228)           (502)
     Employee Discount              (1,320)            (11)
                                -----------         -------
     Effective Gross Income       $942,252          $7,852
     Operating Expenses            455,916           3,799
                                -----------         -------
                                  $486,336          $4,053

VALUE CONCLUSIONS

The Sales Comparison Approach:       $4,600,000

The Income Capitalization Approach: $4,650,000

FINAL VALUE ESTIMATE:                $4,650,000

                                     (d)

                                Lamplighter Park
                              Bellevue, Washington

                                EXECUTIVE SUMMARY

Effective Date of Value:          April 26, 1995 (date of property inspection)

Project Identification:           Lamplighter Park Apartments

Property Address:                 825 156th Avenue N.E.
                                  Bellevue, Washington

Assessor's Parcel Number:         417680-0005-08

Property Description:             The subject property is represented by a
                                  9.99 acre (435,235 square feet) land parcel of an L-shaped configuration which is situated on the west side of 156th Avenue
                                  Northeast, north of Northeast 8th Avenue, within the City of Bellevue, King County,
                                  State of Washington. The site is presently improved with a 174-unit apartment complex commonly known as the Lamplighter Park
                                  Apartments. Developed circa 1968, the
                                  project is comprised of four two-story
                                  structures and three three-story buildings, all of which feature similar wood-frame construction designs with painted wood siding exteriors and flat tar and gravel roof surfaces complemented by partial wood shake mansards. The unit mix of the property consists of 108 one bedroom/one bath units
                                  (724 SF) and 66 two bedroom/two bath flats
                                  (950 SF). All of the apartments feature
                                  well-appointed interiors, including an
                                  all-electric kitchen with built-in
                                  dishwasher, clothes washer and dryer,
                                  decorative ceiling fan, wall-to-wall
                                  carpeting and ample closet space throughout the unit. The extensive community amenities package at the property is comprised of a clubhouse with an indoor lap pool, recreational lounge, tanning salon, exercise room and saunas, as well as two outdoor swimming pools, jacuzzi, tennis court and a multi-purpose sports court. Furthermore, the subject project maintains ample parking for its residents and guests in the form of an aggregate 274 open asphalt paved surface stalls encircling the property. As of the site inspection date, the subject improvements were observed to be in average physical condition.

                           EXECUTIVE SUMMARY

1995 Assessed Values:             Land:         $2,100,000
                                  Improvements: $4,400,000
                                                ----------
                                  Total:        $6,500,000

1995 Tax Rate:                    $12.25531 per $1,000 of Assessed Value

Total Real Estate Taxes:          $79,659.51

Special Assessments:              $1.25

1995 Total Real Estate
Taxes and Assessments:            $79,660.76

Zoning:                           Multifamily Residential District (R-30)
                                  City of Bellevue, Washington

Property Rights Appraised:        Fee Simple Estate

Property Inspection:              The subject property was physically examined
                                  by Charmaine Cheuk, an associate of Joseph J.
                                  Blake and Associates, Inc., on April 26,
                                  1995. The property was subsequently inspected by Brad Paul, MAI, Vice President and
                                  Principal of the company.

Highest and Best Use:             As an improved property, its existing use as
                                  a multi-family rental housing development

                                     (e)

                                 Park Capitol
                             Salt Lake City, Utah

                              EXECUTIVE SUMMARY

Date of Valuation:                September 26, 1995

Date of Inspection:               September 26, 1995

Property Address:                 215 North Main Street, Salt Lake City,
                                  County of Salt Lake, Utah 84103

Tax Reference:                    Parcel #08-36-436-001-0000

Property Description:             The Park Capitol Apartments is a two and
                                  six-story apartment complex comprised of
                                  135 units in three residential buildings and a total of 102,478+/- rentable square feet.
                                  The improvements, which are situated on a 1.9582+/- acre site, were completed in 1972.
                                  The unit mix includes several variations of one and two-bedroom units.

Zoning:                           "RMF-45", Moderate High Density Multi-Family
                                  Residential

                                  Our research concluded that the subject, as developed, is a legally non-conforming use in the "RMF-45", Moderate High Density Multi-Family Residential District. The property has inadequate parking and exceeds the maximum density requirement. The impact of the legal non-conformance on the day-to-day operation of the property is minimal, however, should more than 50% of the property be damaged or destroyed, in the absence of receiving a variance, the property would have to be rebuilt to the density and parking requirements in the "RMF-45" District. The reader is referred to the Zoning section of this report for further details.

Market Brief:                     According to the Salt Lake Area Apartment
                                  Vacancy Survey, the Salt Lake Valley area had a mid-year 1995 vacancy rate of 3.5%.
                                  Properties constructed since 1984 had a
                                  vacancy rate of 2.6%, while properties
                                  constructed prior to 1984 displayed

                              EXECUTIVE SUMMARY

                                  average vacancies of 2.8%. Properties
                                  constructed in 1994 and 1995 displayed
                                  average vacancies of 5.3% largely due to on-going lease-up. Average monthly rents in the Salt Lake Valley have increased $10 to $20 per unit within the past six months. Multi-family construction accelerated during the second quarter of 1995. Strong, pent-up demand and low vacancy rates continued to spur multifamily developments. Multifamily construction jumped 37.3% to 3,112 units during the second quarter. Most new development has been concentrated in the metropolitan areas. Salt Lake and Utah Counties comprise 72.9% of the new construction.

Property Rights Appraised:        Fee Simple Estate

Highest and Best Use:             Multi-family Residential

Indicated Value by Approaches:

   Income Capitalization
   Approach:                      $5,200,000

   Sales Comparison
   Approach:                      $5,350,000

   Cost Approach:                 $5,500,000

   Final Conclusion of
   Market Value:                  $5,200,000

COMMENT

In estimating the subject's market value, the Income Capitalization Approach was given the most weight due to the income-producing nature of the subject. The Sales Comparison Approach was also given weight due to the number of comparable sales in the subject's market. Due to market participants espousing the lack of the Cost Approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the Cost Approach was given very little weight in our reconciliation of a final value estimate.

                                      (f)

                         Tamarac Village I, II, III, IV
                                Denver Colorado

EXECUTIVE SUMMARY                                                            1
-------------------------------------------------------------------------------

Valuation Date:                     March 25, 1996

Property Name:                      Tamarac Apartments

Address:                            3300 South Tamarac Drive, Denver, Denver
                                    County, Colorado 80231

Tax Reference:                      06333-00-097, 06333-00-098, 06333-00-099

Description:                        The subject is a 564 unit apartment complex
                                    that was reportedly completed in 1977 and includes 13 residential buildings containing 411,593+/- square feet of net rentable area. The subject has a clubhouse that includes the leasing office, two indoor racquetball courts, a fitness center, a hot tub, an indoor volleyball court, two locker rooms with saunas, a game room and a large entertainment room.
                                    Additional amenities include three heated pools, three tennis courts, a sand volleyball court, three enclosed courtyards with ponds, 12 laundry rooms, and 116+/- covered and 878+/- open parking spaces. The complex was reportedly constructed in 1977. As of the date of inspection, the subject was observed as being in average condition. According to the Property Condition Assessment conducted by Inspection and Valuation International, the subject suffers from $3,000 of deferred maintenance requiring immediate attention and $355,000 of maintenance that needs to be cured within one year. Items sited by the report include replacing the wood shingles on Buildings E, G, M and N, continued replacement of major appliances and air-conditioning units, and repainting exterior balcony stairs on Buildings C and
                                    G. A complete listing of deferred
                                    maintenance items and cost to cure are
                                    listed in the Addenda section of this
                                    report. Site improvements include asphalt paving and concrete sidewalks, lighting, drainage and landscaping.

Land Acres:                         25.1705+/- acres (1,096,427+/- square feet)

Zoning: "R-2-A", Residential-2-A District, under the jurisdiction of the City of Denver.

EXECUTIVE SUMMARY                                                            2
-------------------------------------------------------------------------------

Market Brief:                       Rental rates in most submarkets of the
                                    Denver apartment market have increased over the last year. According to the Denver Area
                                    Apartment Vacancy Survey, Apartment
                                    Association of Metro Denver, 4th Quarter
                                    1995, rents for one-bedroom units increased
                                    6.1%, two-bedroom, one-bath units increased
                                    8.1%, two-bedroom, two-bath units increased
                                    5.8% and three-bedroom units increased 7.3%.
                                    The only unit type to report a decrease was efficiency units, which had a rental rate decrease of 4.3%. Less than 4% of the subject units are efficiencies. Since the beginning of 1993, a reported 9,431 units have been constructed. This represents a significant increase in construction compared to the previous six years. As of the end of 1995 the Denver area had an average occupancy rate of 95.7%. The subject's submarket reported an average occupancy of 93.4% as of the end of 1995.

Subject Occupancy:                  96%

Property Rights Appraised:          Fee Simple Estate

Highest and Best Use:               Multifamily rental apartment complex

Indicated "As Cured" Value by Approaches:

Income Capitalization Approach:     $19,000,000

Sales Comparison Approach:          $19,000,000

Cost Approach:                      $18,950,000

Reconciled "As Cured"
  Market Value:                     $19,000,000

    Value per SF:                   $46.16

    Value per Unit:                 $33,688

    EGIM:                           5.22x

    Effective OAR:                  10.0%

Insurable Value:                    $15,600,000

EXECUTIVE SUMMARY                                                            3
-------------------------------------------------------------------------------

COMMENT

In estimating the subject's "as cured" market value, the Income Capitalization Approach was given the most weight due to the income-producing nature of the subject. The Sales Comparison Approach was also given weighted due to the number of recent comparable sales in the subject's market. Due to market participants espousing the lack of the Cost Approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the Cost Approach was given little weight in the reconciliation of a final value estimate.

                                      (g)

                              Williamsburg Manor
                             Cary, North Carolina

                               EXECUTIVE SUMMARY                             2


DATE OF VALUATION:                  October 12, 1995

DATE OF INSPECTION:                 October 12, 1995

PROPERTY ADDRESS:                   1248 Donaldson Drive
                                    Cary, North Carolina 27511

TAX REFERENCE:                      574-0354

DEED REFERENCE:                     6391/216

CENSUS TRACT:                       535.05

PROPERTY DESCRIPTION:               Williamsburg Manor is a two-story townhouse
                                    style apartment complex made up of 183
                                    units in 30 buildings and a total of
                                    212,700 rentable square feet. The
                                    improvements, which are situated on a
                                    16.006-acre site, were completed in 1970.
                                    The unit mix includes several variations of one, two, and three-bedroom units. The average unit size is 1,162 square feet.

ZONING:                             R-12 MF (Multi-family)

MARKET BRIEF:                       Apartments continue to be a highly
                                    desirable investment property type in
                                    Raleigh over the past year. The popularity of apartments is due principally to the lower risk perceived by buyers.
                                    Advantageous investment characteristics of multifamily properties include short term leases normally at market rates, predictable demographics, low tenant improvement costs at tenant turnover, and a market which generally reflects the ability to raise rents to keep up with inflation. Occupancy rates in Wake County are predominantly above 95%, which adds to the desirability of this investment type.
                                    Better financing terms are available for multifamily investments than other commercial segments of the market.

                               EXECUTIVE SUMMARY                            3


                                    Because of the continued popularity,
                                    apartment prices are increasing and
                                    capitalization rates are being driven
                                    lower. Although the current market is very tight, approximately 2,293 units are under construction, and another 302-units are in planning. The addition of these units will add completion to the subject's submarket.

PROPERTY RIGHTS APPRAISED:          Fee Simple Estate

HIGHEST AND BEST USE:               Multi-family Residential

INDICATED VALUE BY APPROACHES:

  INCOME CAPITALIZATION APPROACH:   $7,900,000

  SALES COMPARISON APPROACH:        $7,700,000

  COST APPROACH:                    $8,700,000

  FINAL CONCLUSION OF MARKET VALUE: $7,900,000


COMMENT

In estimating the subject's market value, the income capitalization approach was given the most weight due to the income-producing nature of the subject property. The sales comparison which was also given weight due to the number of recent comparable sales in the subject's market. Due to market participants espousing the lack of the cost approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the cost approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the cost approach was given very little weight in our reconciliation of a final value estimate. However, it should be said that with the number of current land sales, it is evident that the market has strengthened to a point of warranting new development in some areas, which would indicate that the applicability of the cost approach may be becoming a more meaningful value.

                                      (h)

                               Sandpiper I & II
                            St. Petersburg, Florida

                               EXECUTIVE SUMMARY


DATE OF VALUATION:                  September 27, 1995

DATE OF INSPECTION:                 September 27, 1995

PROPERTY ADDRESS:                   10501 Third Street North,
                                    St. Petersburg, Pinellas County, Florida

TAX REFERENCE:                      18-30-17-11342-002-0010
                                    18-30-17-11343-003-0010

DEED REFERENCE:                     9046/1367

PROPERTY DESCRIPTION:               The subject consists of a 276-unit,
                                    2-story, garden style apartment complex
                                    with 279,974+/- SF of gross building area.
                                    The net rentable area consists of
                                    261,004+/- SF housed in 29 buildings. The improvements, which sit on 17.00+/- acres or 740,433+/- SF of land, were build in 2 phases. Phase I contains 192 units built in 1974, and are of CBS construction. Phase II contains 84 units built in 1985, and are of wood-frame construction.

ZONING: The site is zoned "RO-P" - Residential Office Parkway, under the jurisdiction of the City of St. Petersburg, Pinellas County, Florida. This zoning has a density of 12 units per acre.

MARKET BRIEF:                       The Pinellas County apartment market is
                                    made up of 257 developments totaling
                                    46,761+/- units. The average size of the developments within this market is 182 units. The developments that are older than 20 years of age represent the largest portion of units within this apartment market, 55.7%. The overall average occupancy rate in this market was 96.65%.

                                    The subject is located in the Gateway
                                    apartment submarket of Pinellas County,
                                    which is comprised of 47 developments
                                    totaling 10,375+/- units. This market is delineated by 66th Street to the west, Courtney Campbell Causeway to the north, 38th Avenue North to the south and Tampa Bay to the east. The average size of the developments within this submarket is 221 units. The developments that are older than 20 years of age represent the largest segment, 38.5%, of units within this sub-market. The overall average unit occupancy rate in this sub-market was 97.11% as of the first quarter of 1995.

                               EXECUTIVE SUMMARY


PROPERTY RIGHTS APPRAISED:          Fee Simple Estate

HIGHEST AND BEST USE:

  AS VACANT:                        Development of a rental apartment complex

  AS IMPROVED:                      Its existing use, a 276-unit apartment
                                    complex

INDICATED VALUE BY APPROACHES:

  INCOME CAPITALIZATION APPROACH:   $7,800,000

  SALES COMPARISON APPROACH:        $7,400,000 - $8,000,000

  COST APPROACH:                    $8,400,000

  FINAL CONCLUSION OF VALUE:        $7,800,000


COMMENT

In estimating the subject's market value, the Income Capitalization Approach was given the most weight due to the income-producing nature of the subject. The Sales Comparison Approach was also given weight due to the number of recent comparable sales in the subject's market. Due to market participants espousing the lack of the Cost Approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the Cost Approach was given little weight in the reconciliation of a final value estimate.





                                       2